EXHIBIT 10.2

           [BRIGHTON STREET ADVISORY, L.L.C. LETTERHEAD]





  June 26, 2001
  Board of Directors
  Accelacorp 1, Inc.
  5777 West Century Boulevard, Suite 1540
  Los Angeles, California 90045
  Gentlemen:
       This agreement confirms that Accelacorp 1, Inc. (the "Company") has retained Brighton Street Advisory, L.L.C., a California limited liability company ("Brighton") as its financial advisor in connection with a potential Transaction (as defined below). Brighton agrees to advise and assist the Company in acquiring or merging with another company or business or other similar transaction or series of transactions (any of the foregoing, a "Transaction").
  Terms of Engagement
       1. The Company has the right to reject any offers that may result from this engagement. Brighton's engagement provides no assurance that the Company will consummate the Transaction. Brighton also believes it is vital that its advice be balanced with input from legal and other professional advisors to the Company.
           2. During the period of Brighton's engagement, neither the Company nor any agent or representative thereof (other than Brighton) will directly or indirectly initiate discussions or other contacts, or solicit any inquiries or indications, regarding a Transaction without promptly notifying Brighton. The Company shall furnish Brighton with the names of all parties that the Company or its management or directors have conducted any discussions with, received inquiries from, or had any other contact with, prior to the date hereof, concerning a possible Transaction. In the event the Company or its management or directors receives an inquiry or contact regarding a Transaction, they will promptly advice Brighton of such inquiry and the identity of the party making the same in order that we can evaluate such prospective third-party interest and assist the Company in any resulting negotiations with respect thereto. The Company acknowledges that there are no brokers, representatives or other persons which have an interest in compensation due to Brighton from any Transaction contemplated herein.
       3. Based on the nature of the services to be provided, we anticipate that our reporting to the Company will be principally oral with discussion outlines as appropriate. The Company agrees that any reports provided by Brighton, whether verbal or written, and any writings involving Brighton will be used exclusively for the purpose of evaluating a possible Transaction and will not be distributed to parties other than the Company's management, directors or advisors without Brighton's prior written consent. In addition, the reports shall not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any other purpose, nor shall other references to Brighton or the advice rendered in the reports be made to any third party without the prior written consent of Brighton, and the reports shall not be distributed to anyone who is not a member of the management of the Company and its officers, directors and advisors. Brighton will have no responsibility to update the reports for events and circumstances occurring after the date of the reports.

  Professional Fees and Expense Reimbursement
       4. Brighton fixes the valued-added fee for this type of engagement at the completion of the engagement. Our fee will be set based upon a number of factors including, personnel and their time and effort, the complexity of the transaction, the services provided, the value added to the engagement by Brighton, and the current market compensation for the type of services contemplated hereunder. The minimum value-added fee will be $25,000. We will discuss our bill with you prior to closing.
       5. It is understood and agreed that if the Company completes a transaction in lieu of any Transaction for which Brighton is entitled to compensation pursuant to this agreement, Brighton and the Company will in good faith mutually agree upon acceptable compensation for Brighton, taking into account, among other things, the results obtained and the custom and practice among financial advisors acting in similar transactions.
  Available Information
       6. The Company shall make available to Brighton all information concerning the Company's business and operations which Brighton reasonably requests, including, in particular, any information which, if disclosed, could have a material impact on the likely success of the Transaction, as well as any other information relating to the properties of the Company or the Transaction prepared by the Company or any of its other advisors. The Company will also provide Brighton with reasonable access to the Company's officers, directors and employees. Brighton shall be entitled to rely upon all information supplied to it by the Company or its advisors, which information shall be fair, accurate and complete and shall not contain any material omissions or misstatements of fact, and Brighton shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of any of the Company's assets. Indemnification
       7. Recognizing that Brighton's role is advisory and in partial consideration for the services to be rendered hereunder, the Company agrees to indemnify and hold Brighton, and its officers, directors, employees, agents, attorneys, affiliates and any persons retained in connection with the performance of the services described herein (each an "Indemnified Party" and, collectively, the "Indemnified Parties"), harmless from and against any and all claims, losses, damages, deficiencies, liabilities (joint or several), lawsuits, judgments, costs and expenses (including, as incurred and without limitation, reasonable attorneys' fees, interest, penalties, travel expenses, wages allocable to the loss of employee time and all amounts paid in investigation, defense or settlement of any of the foregoing) arising out of (collectively, "Damages"), based upon or related to Brighton's engagement described herein. This indemnification shall include Damages arising out of any dispute related to such engagement and to any contemplated or consummated Transaction, whether or not any Indemnified Party is a party to such dispute. This indemnification shall also include Damages arising out of any untrue statement or alleged untrue statement of a material fact contained in any information provided to Brighton by the Company, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the light of the circumstances under which they were made). However, the Company shall not be liable for Damages incurred by an Indemnified Party to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such Damages resulted primarily and directly from the willful malfeasance or gross negligence of such Indemnified Party.
       The Company agrees that no Indemnified Party shall have any liability for any Damages sustained by the Company (or any person claiming through the Company) unless a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such Damages resulted primarily and directly from the willful malfeasance or gross negligence of such

  Indemnified Party. The Company further agrees that it will not, without the prior written consent of Brighton, settle, compromise or consent to the entry of any judgment in any pending or threatened action in respect of which indemnification may be sought hereunder (whether or not Brighton or any Indemnified Party is an actual or potential party to such action), unless such settlement, compromise or consent includes an unconditional release of Brighton, and each other Indemnified Party hereunder from all liability arising out of such action. In the event the Company considers entering into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of its assets, the Company shall promptly notify Brighton in writing. If requested by Brighton, the Company shall then establish alternative means of providing for the obligations set forth herein on terms and conditions reasonably satisfactory to Brighton.
       8. In the event that the indemnity provided for herein is unavailable or insufficient to hold any Indemnified Party harmless, then the Company and the Indemnified Party shall contribute to amounts paid or payable by an Indemnified Party (i) in such proportion as appropriately reflects the relative benefits received by the Company and its affiliates, on the one hand, and such Indemnified Party and its affiliates, on the other hand, in connection with the matters as to which such Damages relate, or (ii) if the allocation provided by clause
  (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its affiliates, on the one had, and such Indemnified Party and its affiliates, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of Damages referred to above shall be deemed to include any legal or other professional fees and expenses incurred in investigating, preparing or defending any litigation, proceeding or other action or claim. Notwithstanding the provisions of the foregoing paragraphs, each Indemnified Party's share of the liability hereunder shall not exceed the amount of fees actually received by such Indemnified Party under this agreement (excluding any amounts received as reimbursement of legal fees and expenses incurred by such Indemnified Party).
  Termination
       9. Brighton's engagement hereunder may be terminated at any time by the Company or by Brighton, as the case may be, upon written notice to that effect delivered to and received by the other party at least 10 days prior to the date of such termination. If at any time prior to the expiration of 12 months after the effective date of termination or expiration of this agreement, the Company shall proceed with, complete or enter into a binding agreement with respect to a Transaction with: (i) any party with which discussions regarding a Transaction have been held during the period of Brighton's engagement;
  (ii) any party identified in good faith by Brighton in writing as a potential party to a Transaction; or (iii) any party that has approached the Company while this agreement is in effect with Brighton, the Company shall re-engage Brighton pursuant to the terms of this agreement and Brighton will be entitled to payment in full of all professional fees incurred through the effective date of termination. In addition, upon any termination of this agreement, Brighton shall be entitled to prompt reimbursement of all professional and its out-of-pocket expenses (including fees and expenses of legal counsel) incurred through the effective date of termination. The "Professional Fees and Expense Reimbursement" and the "Indemnification" provisions of this agreement will survive and remain operative and in full force and effect regardless of any termination, completion or expiration of this agreement.
   Additional Terms
       10. Brighton's work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to the Company. Accordingly, Brighton shall not be deemed to express any legal opinions with respect to any matters affecting the Company. Any such legal services shall be provided by a firm licensed to practice law in one or more applicable jurisdictions.


            Brighton's work on this engagement shall not consist of effectuating transactions in the Company's securities. As such, Brighton shall not provide any securities broker-dealer services to the Company. Any such services shall be provided by a securities broker-dealer registered with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.
            Brighton's work on this engagement will not constitute an attest service as that term is defined by the American Institute of Certified Public Accountants (AICPA). Accordingly, Brighton shall not be deemed to express an opinion on any of the financial or other data that Brighton might assist the Company in preparing or any other report. Any financial projections and the underlying assumptions will be prepared and provided to Brighton by the Company.
       11. Brighton has been retained by the Company and the Company acknowledges that the Company's engagement of Brighton is not deemed to be on behalf of and is not intended to confer rights upon any shareholder or owner of the Company or any other person not a party hereto against Brighton or any Indemnified party.
       12. The Company agrees that Brighton has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Brighton will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld or delayed.
       13. In the event any legal action or other proceeding is brought for the enforcement of this agreement or in connection with any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees or any other costs incurred in connection with any such action or proceeding, in addition to any other relief to which any such party may be entitled.
       14. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered: (a) if to the Company at its offices at 5777 West Century Boulevard, Suite 1540, Los Angeles, California 90045, Attention: Mr. John W. Martin, President; and (b) if to Brighton, at its offices at 5777 West Century Boulevard, Suite 1540, Los Angeles, California 90045, Attention:
  Manager.
       15. This agreement has been negotiated, executed and delivered in the State of California. The parties hereto agree that all questions pertaining to the validity and interpretation of this agreement shall be determined in accordance with the laws of the State of California.
       16. This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements and/or discussions between Brighton and the Company; may not be amended or modified except in writing, executed by the Company and Brighton
       17. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
       18. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same instrument.
       19. No party shall hold itself out as an agent, joint venturer or partner of another party or of any entity controlled directly or indirectly by or affiliated with another party.
       If the foregoing correctly sets forth the understanding and agreement between Brighton and the Company, please sign this Agreement below and return the executed duplicate of this Agreement attached hereto, whereupon this Agreement shall be binding and enforceable in accordance with its terms.






                                 Sincerely,
                                Brighton Street Advisory, L.L.C.


                                By:
                                     John W.  Martin, Manager and
  CEO


  Accepted and agreed to
  this       day of January, 2001

  ACCELACORP 1, INC.


  By:
         John W. Martin, President